Exhibit 99.1

LightPath Technologies Reports Financial Results for
Fiscal 2020 Second Quarter

Achieves Record Revenue and Backlog; Higher Sales and Reduced Operating Expenses Drive Margin Growth

ORLANDO, FL – February 6, 2020 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced financial results for its fiscal 2020 second quarter ended December 31, 2019.

Fiscal 2020 Second Quarter Highlights:

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Revenue for the second quarter of fiscal 2020 was a record $9.6 million, compared to $8.5 million in the second quarter of fiscal 2019.
●
12-month backlog reached a record of $19.1 million at December 31, 2019.
●
Operating expenses decreased to $2.9 million for the second quarter of fiscal 2020, compared to $3.3 million in the same quarter of the prior year.
●
Net income for the second quarter of fiscal 2020 was $769,000, compared to $16,000 for the second quarter of fiscal 2019.
●
EBITDA* for the second quarter of fiscal 2020 was $2.0 million, compared to $968,000 in the second quarter of fiscal 2019.
●
Capital expenditures, including equipment financed through leases, were $1.2 million for the first half of fiscal 2020, down from $1.6 million in the first half of fiscal 2019.
●
Total debt, including finance leases, was reduced by nearly $500,000, or 7%, in the first half of fiscal 2020 from June 30, 2019.
●
Cash balance at December 31, 2019 was $4.3 million, compared to $4.6 million at June 30, 2019.

* This press release includes references to non-GAAP financial measures. Please see the heading “Use of Non-GAAP Financial Measures” below for a more complete explanation.

Management Comments

Jim Gaynor, President and Chief Executive Officer of LightPath, stated, “We are very pleased with our fiscal 2020 second quarter results. Our performance reflects a rebound from the last several quarters during which time we implemented several transitional strategies. Second quarter fiscal 2020 revenue reached a record level for the Company for any quarter. In the previous quarter, we mentioned that some shipments had been delayed by a customer due to a supply issue with another component for the assemblies that our products go into. Approximately $500,000 of the previously delayed shipments were completed in the second quarter. Even after adjusting for the revenue generated from this previously delayed order, sales in the fiscal 2020 second quarter still reached a record level. Revenue for the first half of fiscal 2020 was ahead of the first half of fiscal 2019, and our backlog has continued to grow. Backlog reached a record $19.1 million at the end of the second quarter, up from $17.1 million at the beginning of the fiscal year.”

“We also saw significant gross margin improvement in comparison to the first quarter of fiscal 2020, as the issues that were negatively impacting our gross margin were largely mitigated in the second quarter. This includes, in part, the mitigation of the increase in tariffs, the resolution of the Black DiamondTM (“BD6”) annealing yields, and increases in capacity for our BD6 processes. These improvements, coupled with continued management of operating expenses, resulted in EBITDA of 21% of revenue in the second quarter of fiscal 2020, which demonstrates the improved leverage in our business when compared to 11% in the prior year period.”

“Unit volumes sold were up 35% as compared to the first quarter of fiscal 2020, and 23% as compared to the second quarter of the prior fiscal year. Growth in precision molded optics (“PMO”) products continues to be driven by 5G demand. Although our average selling price for the PMO product group is lower in comparison to prior periods, this is really driven by the volume increase in lower price point products. In fact, we did not experience price erosion for any product group in the second quarter, with the change in average selling prices solely reflecting revenue product mix, which shifts from quarter to quarter.”

“We also continue to see significant growth in BD6-based infrared (“IR”) products, where we experienced a 215% increase in units sold quarter-over-quarter. Average selling price for this product group was lower than in previous periods due to a higher mix of products with lower price points and higher production volumes. BD6-based IR products now represent just over 10% of our total revenue, and approximately 20% of our IR revenue, and continue to experience strong demand.”

“The yield issue relating to our BD6 products, which we experienced in the first quarter of fiscal 2020, was substantially mitigated during the second quarter. We identified the root cause of the yield issue early in the second quarter and began implementing corrective actions. We continue to make process improvements that we believe will further improve our BD6 yields and margins going forward. Our first quarter gross margin was also impacted by tariff increases resulting from U.S. and China trade negotiations, the majority of which went into effect in June 2019. As we had anticipated, the net impact of these tariff increases was significantly reduced beginning in the second quarter, as the mitigating actions we took were in effect for the full quarter. As a result of our tariff mitigation efforts, the net increase in tariff expenses quarter-over-quarter was negligible. Our gross margins also continue to benefit from the reduction in overhead expenses associated with the relocation of our New York facility.”

“Capital investments were modestly higher in the second quarter of fiscal 2020 than in the previous quarter, due to the timing of completion of certain projects that were initiated at the end of fiscal 2019, and in response to the growth in market acceptance for our products. We continue to invest in our IR glass production, coating, and molding capacity to meet the increasing demand for both telecommunications products and BD6-based IR products. Based on the visibility provided by our customers, we expect the demand for increased telecommunications volumes to continue for at least the next two to three quarters.”

“We continue to benefit from the significant improvement in operating costs following the relocation of our New York facility and implementation of other cost saving measures. We do have a few vacant positions in sales and other areas, so expenses will increase somewhat as those positions are filled. We also made some investments in patents during the second quarter fiscal 2020, as part of our strategy is to leverage technology as a differentiator. We recently received one patent approval, and there are several others in-process.”

“Net income benefited from the increase in revenue and gross margin coupled with reduced expenses. EBITDA for the second quarter of fiscal 2020 was 21% of revenue, up from 11% in the same quarter of fiscal 2019. Although we used approximately $300,000 in cash during the first half of fiscal 2020, our cash flow from operations has been positive while we continue to make strategic capital investments and pay down debt. Total debt, including finance leases, was reduced by 7% in the first half of fiscal 2020, following an 11% reduction during fiscal 2019. Overall, our fiscal 2020 second quarter results reflect our ability to create demand for differentiated products in our key target markets of IR and visible optical components. We have demonstrated operating leverage, which has been gained through top line growth and disciplined cost management. It has taken us time to get here but we are now in a stronger position both financially and operationally, and more optimized to deliver value for our stockholders.”

Financial Results for the Three Months Ended December 31, 2019, Compared to the Three Months Ended December 31, 2018

Revenue for the second quarter of fiscal 2020 was approximately $9.6 million, an increase of approximately $1.1 million, or 12%, as compared to the same period of the prior fiscal year. Sales of IR products comprised 52% of the Company’s consolidated revenue in the fiscal 2020 second quarter, as compared to 44% of total sales in the same period of the prior fiscal year. Visible precision molded optics (“PMO”) product sales represented 39% of consolidated revenues in the second quarter of fiscal 2020, as compared to 48% in the same period of the prior fiscal year. Specialty products continue to be a small component of the Company’s business, representing 9% of the revenue in the second quarter of fiscal 2020, as compared to 8% in the same quarter of last year.

Revenue generated by IR products was approximately $5.0 million in the second quarter of fiscal 2020, an increase of approximately $1.3 million, or 34%, compared to approximately $3.7 million in the same period of the prior fiscal year. This increase is primarily due to the timing of order shipments against a large-volume annual contract for diamond-turned IR products. During the second quarter of fiscal 2019, revenue from this contract was lower, as the Company had shipped the balance of the existing contract before the renewal was finalized. In the second quarter of fiscal 2020, the customer requested the acceleration of shipments that the customer had previously delayed in the preceding quarter because of delays it experienced for other components in the supply chain; thus, order shipments related to this large contract were higher in the second quarter of fiscal 2020, as compared to the second quarter of fiscal 2019. According to the terms of the contract, these orders cannot be delayed beyond March 31, 2020 and, therefore, the balance of this order must be shipped in the Company’s fiscal 2020 third quarter.

Revenue generated by PMO products was approximately $3.7 million for the second quarter of fiscal 2020, as compared to $4.1 million in the same period of the prior fiscal year, a decrease of approximately $416,000, or 10%. The decrease in revenue is primarily attributed to decreases in sales to customers in the commercial market, as well as the defense and medical markets, partially offset by continued strength in the telecommunications market. PMO revenue in the second quarter of fiscal 2020 was the second highest of the last eight quarters, with the second quarter of 2019 being the highest.

Revenue generated by specialty products was approximately $885,000 in the second quarter of fiscal 2020, an increase of approximately $193,000, or 28%, compared to $693,000 in the same period of the prior fiscal year. This increase is primarily related to new non-recurring engineering (“NRE”) projects for customers in the medical and commercial markets.

Gross margin in the second quarter of fiscal 2020 was approximately $3.9 million, an increase of 11%, as compared to approximately $3.5 million in same quarter of the prior fiscal year. Total cost of sales was approximately $5.7 million for the second quarter of fiscal 2020, compared to $5.0 million for the same period of the prior fiscal year. The increases in gross margin and cost of sales primarily reflect the increase in sales. Gross margin as a percentage of revenue was 41% in the second quarter of fiscal 2020, consistent with the second quarter of fiscal 2019. Given the shift in revenue toward IR products, which typically have lower margins than PMO products, this actually represents an overall improvement in gross margins due to the Company’s improved cost structure and operating performance following the completion of the New York facility relocation in June 2019.

During the second quarter of fiscal 2020, total operating expenses were approximately $2.9 million, a decrease of $475,000, or 14%, as compared to $3.3 million in the same period of the prior fiscal year. Selling, general and administrative (“SG&A”) costs decreased by approximately $320,000, or 13%, as compared to the same period of the prior fiscal year. SG&A for the second quarter of fiscal 2019 included approximately $200,000 of non-recurring expenses related to the relocation of the New York facility to the Company’s existing facilities in Orlando, Florida and Riga, Latvia. The second quarter of fiscal 2020 reflects savings from the absence of these non-recurring costs, as well as reduced personnel and overhead costs from the restructuring associated with the relocation. New product development costs decreased by approximately $50,000, or 10%, due to the restructuring of personnel from product development to the newly created product management functions, which is included in SG&A. This decrease in personnel costs for new product development was partially offset by an increase in patent application filing expenses incurred during the second quarter of fiscal 2020. In addition to the decreases in SG&A and new product development, total operating expenses were further reduced by decreases in the amortization of intangibles and gains on disposals of equipment.

Interest expense, net, was approximately $89,000 in the second quarter of fiscal 2020, as compared to approximately $153,000 in the same period of the prior fiscal year. The decrease in interest expense is primarily due to more favorable terms associated with the term loan payable to BankUnited N.A., entered into during the third quarter of fiscal 2019.

During the second quarter of fiscal 2020, the Company recorded income tax expense of $322,000, primarily related to income taxes from operations in China and Chinese withholding taxes associated with the intercompany dividend declared by LightPath Optical Instrumentation (Zhenjiang) Co., Ltd. (“LPOIZ”), one of the Company’s Chinese subsidiaries, during the quarter, which dividend was payable to the Company as the U.S. parent company. While this repatriation transaction resulted in some additional Chinese withholding taxes, LPOIZ currently qualifies for a reduced Chinese income tax rate; therefore, the total tax on those earnings was still below the normal income tax rate. This compares to a net income tax benefit of approximately $23,000 recorded for the second quarter of fiscal 2019, which was comprised of a tax benefit on losses in the U.S. jurisdiction, offset by tax expense on income generated in China. LightPath has net operating loss (“NOL”) carry-forward benefits of approximately $74 million against net income as reported on a consolidated basis in the U.S. The NOL does not apply to taxable income from foreign subsidiaries. Outside of the U.S., income taxes are attributable to the Company’s wholly-owned subsidiaries in China. Income generated by the Company’s wholly-owned subsidiary in Latvia is subject to distribution tax, however, the Company currently does not intend to distribute earnings subject to this tax and, therefore, no taxes have been accrued on these earnings. Instead profits are allocated to investments in future IR business activity growth.

LightPath recognized net foreign currency transaction gains due to changes in the value of the Chinese Yuan and Euro against the U.S. Dollar in the amount of approximately $119,000, compared to net foreign currency transaction losses of $50,000 for the same period of the prior fiscal year. These foreign currency transaction gains and losses had no impact on basic and diluted loss per share for the second quarter of fiscal 2020 or the second quarter of fiscal 2019.

Net income for the second quarter of fiscal 2020 was approximately $769,000, or $0.03 basic and diluted earnings per share, compared to net income of approximately $16,000, or $0.00 basic and diluted earnings per share for the second quarter of fiscal 2019.

Weighted-average common stock shares outstanding were 25,837,903 and 27,361,273 basic and diluted, respectively, in the second quarter of fiscal 2020, compared to 25,781,941 and 27,397,239 basic and diluted, respectively, in the second quarter of fiscal 2019. The increase in the weighted-average shares of common stock outstanding was due to shares of Class A common stock issued under the Employee Stock Purchase Plan and upon the exercises of stock options and restricted stock units.

EBITDA* for the second quarter of fiscal 2020 was approximately $2.0 million, as compared to approximately $968,000 for the second quarter of fiscal 2019. The increase in EBITDA in the second quarter of fiscal 2020 was due to higher revenue and gross margin, and lower operating expenses.

Financial Results for the Six Months Ended December 31, 2019, Compared to the Six Months Ended December 31, 2018

Revenue for the first half of fiscal 2020 was approximately $17.1 million, an increase of less than 1% as compared to the same period of the prior fiscal year. Sales of IR products comprised 52% of the Company’s consolidated revenue in the fiscal 2020 first half, as compared to 51% of total sales in the same period of the prior fiscal year. PMO product sales represented 40% of consolidated revenues in the first half of fiscal 2020, as compared to 42% in the same period of the prior fiscal year. Specialty products continue to be a small component of the Company’s business, increasing slightly from 7% of consolidated revenue in the first half of fiscal 2019 to 8% of consolidated revenue in the first half of fiscal 2020.

Revenue generated by IR products was approximately $9.0 million in the first half of fiscal 2020, an increase of 3%, as compared to approximately $8.7 million in the same period of the prior fiscal year. The increase in IR product revenue is primarily attributable to sales of molded IR products, including products made with the Company’s new BD6 material. Revenues from shipments against the large-volume annual contract for diamond-turned IR products during the first half of fiscal 2020 were similar to the first half of fiscal 2019 at approximately $2.7 million.

Revenue generated by PMO products was approximately $6.9 million for the first half of fiscal 2020, a decrease of 5% as compared to $7.2 million in the same period of the prior fiscal year. The decrease in revenue is primarily attributed to decreases in sales to customers in the commercial and defense markets, partially offset by increases in sales to customers in the medical and telecommunications markets.

Revenue generated by specialty products was approximately $1.3 million in the first half of fiscal 2020, an increase of approximately 11% as compared to $1.2 million in the same period of the prior fiscal year. This increase is primarily related to new NRE projects for customers in the medical and commercial markets, partially offset by a decrease in sales of specialty products to a medical customer due to timing of orders.

Gross margin in the first half of fiscal 2020 was approximately $6.3 million, a decrease of 4% as compared to approximately $6.6 million in the same period of the prior fiscal year. Total cost of sales was approximately $10.8 million for the first half of fiscal 2020, compared to $10.5 million for the same period of the prior fiscal year. Gross margin as a percentage of revenue was 37% for the first half of fiscal 2020, compared to 39% for the first half of fiscal 2019. The increase in cost of sales and decrease in gross margin as a percentage of revenue are due to several factors that impacted the first quarter 2020, which were substantially mitigated during the second quarter of fiscal 2020. First, gross margins for PMO products were negatively impacted by higher duties and freight charges resulting from increased tariffs beginning in June 2019. These additional costs increased cost of sales for the first quarter of fiscal 2020; however, these costs were mitigated in the second quarter by the strategies implemented during the first quarter. Second, gross margins for IR products were impacted by yield issues on BD6 products, which contributed to higher costs during the first quarter of fiscal 2020. Yields improved significantly during the second quarter of fiscal 2020 as a result of actions taken during the first quarter. Volumes continue to increase for our BD6-based IR molded products, and the Company continues to work toward converting germanium-based diamond-turned IR products to BD6 material, which are expected to continue to improve IR margins over time.

During the first half of fiscal 2020, total operating expenses were approximately $5.9 million, a decrease of $793,000, or 12%, as compared to $6.7 million in the same period of the prior fiscal year. SG&A costs decreased by approximately $442,000, or 9%, as compared to the same period of the prior fiscal year. SG&A for the first half of fiscal 2019 included approximately $291,000 of non-recurring expenses related to the relocation of the New York facility to the Company’s existing facilities in Orlando, Florida and Riga, Latvia. The first half of fiscal 2020 reflects savings from the absence of these non-recurring costs, as well as reduced personnel and overhead costs resulting from the restructuring associated with the facility relocation. New product development costs decreased by approximately $92,000, or 9%, due to the restructuring of personnel from product development to the newly created product management functions, which is included in SG&A. This decrease in personnel costs for new product development was partially offset by an increase in patent application filing expenses incurred during the second quarter of fiscal 2020. In addition to the decreases in SG&A and new product development, total operating expenses were further reduced by decreases in the amortization of intangibles, and gains on disposals of equipment.

Interest expense, net, was approximately $188,000 in the first half of fiscal 2020, as compared to approximately $298,000 in the same period of the prior fiscal year. The decrease in interest expense is primarily due to more favorable terms associated with the term loan payable to BankUnited N.A., entered into during the third quarter of fiscal 2019.

During the first half of fiscal 2020, the Company recorded income tax expense of $470,000, primarily related to income taxes from operations in China and Chinese withholding taxes associated with the intercompany dividend declared by LPOIZ during the quarter. This compares to a net income tax benefit of approximately $202,000 recorded for the first half of fiscal 2019, which was comprised of a tax benefit on losses in the U.S. jurisdiction, offset by tax expense on income generated in China.

LightPath recognized net foreign currency transaction losses due to changes in the value of the Chinese Yuan and Euro against the U.S. Dollar in the amount of approximately $376,000, compared to $388,000 for the same period of the prior fiscal year. These foreign currency transaction losses had a $0.01 unfavorable impact on basic and diluted loss per share for the first half of fiscal 2020, and a $0.02 unfavorable impact on basic and diluted loss per share for the first half of fiscal 2019.

Net loss for the first half of fiscal 2020 was approximately $606,000, or $0.02 basic and diluted loss per share, compared to approximately $567,000, or $0.02 basic and diluted loss per share for the first half of fiscal 2019.

Weighted-average common stock shares outstanding were 25,832,337, basic and diluted, in the first half of fiscal 2020, compared to 25,777,330, basic and diluted, in the first half of fiscal 2019. The increase in the weighted-average shares of common stock outstanding was due to shares of Class A common stock issued under the Employee Stock Purchase Plan and upon the exercises of stock options and restricted stock units.

EBITDA* for the first half of fiscal 2020 was approximately $1.8 million, as compared to approximately $1.2 million for the first half of fiscal 2019. The increase in EBITDA in the first half of fiscal 2020 was due to lower operating expenses as compared to the prior year period and overall improved operating performance.

Cash and cash equivalents totaled approximately $4.3 million as of December 31, 2019, compared to approximately $4.6 million as of June 30, 2019. Cash provided by operations was approximately $938,000 for the first half of fiscal 2020, as compared with cash used in operations of approximately $398,000 in the same period of the prior fiscal year. The increase in cash flow from operations for the first six months of fiscal 2020 was primarily due to a reduction in inventory, compared to an increase in inventory during the same period of the prior fiscal year, as well as collections on other receivables during the first six months of fiscal 2020. The Company expended approximately $1.2 million in investments in capital equipment during the first half of fiscal 2020, compared to approximately $1.6 million, including equipment financed through capital leases, in the first half of fiscal 2019.

The current ratio as of December 31, 2019 was 2.8 to 1, compared to 3.1 to 1 as of June 30, 2019. Total stockholders’ equity as of December 31, 2019 was approximately $33.3 million, compared to approximately $33.5 million as of June 30, 2019. The net decrease is primarily due to the net loss for the six months ended December 31, 2019, partially offset by foreign currency translation adjustments and an increase in additional paid-in capital due to stock-based compensation.

As of December 31, 2019, LightPath’s 12-month backlog reached another record high at $19.1 million, as compared to $18.1 million as of December 31, 2018 and $15.4 million as of September 30, 2019. During the three months ended December 31, 2019, a large annual contract for diamond-turned infrared products was renewed. The timing and amount of this renewal were similar to the prior fiscal year. There are other annual contracts expected to renew during the balance of the Company's fiscal year, which may substantially increase backlog levels at the time the orders are received, and backlog will subsequently be drawn down as shipments are made against these orders.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA, and gross margin, both of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see the tables provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization.

The Company calculates gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for total costs and expenses. The Company uses gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, February 6th, at 4:30 p.m. ET to discuss its financial and operational performance for the fiscal 2020 second quarter ended December 31, 2019.

Date: Thursday, February 6, 2020
Time: 4:30 PM (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: https://services.choruscall.com/links/lpth200206.html

Participants should dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through February 20, 2020. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID #10138800.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs, manufactures, and distributes proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation (“ISP”), manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continued improvements in our financial results,and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Jim Gaynor, President & CEO	Donald O. Retreage, Jr., CFO	Jordan Darrow
LightPath Technologies, Inc.	LightPath Technologies, Inc.	Darrow Associates
Tel: 407-382-4003	Tel: 407-382-4003 x329	Tel: 512-551-9296
jgaynor@lightpath.com	dretreage@lightpath.com	jdarrow@darrowir.com

(tables follow)

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31,	June 30,
Assets	2019	2019
Current assets:
Cash and cash equivalents	$4,277,607	$4,604,701
Trade accounts receivable, net of allowance of $20,780 and $29,406	7,401,375	6,210,831
Inventories, net	7,542,329	7,684,527
Other receivables	-	353,695
Prepaid expenses and other assets	415,897	754,640
Total current assets	19,637,208	19,608,394

Property and equipment, net	11,640,542	11,731,084
Operating lease right-of-use assets	1,488,126	—
Intangible assets, net	7,270,506	7,837,306
Goodwill	5,854,905	5,854,905
Deferred tax assets, net	652,000	652,000
Other assets	290,200	289,491
Total assets	$46,833,487	$45,973,180
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,699,115	$2,227,768
Accrued liabilities	1,261,584	1,338,912
Accrued payroll and benefits	1,467,675	1,730,658
Operating lease liabilities, current	749,399	—
Deferred rent, current portion	—	72,151
Loans payable, current portion	581,350	581,350
Finance lease obligation, current portion	378,095	404,424
Total current liabilities	7,137,218	6,355,263

Finance lease obligation, less current portion	456,388	640,284
Operating lease liabilities, noncurrent	1,265,152	—
Deferred rent, noncurrent	—	518,364
Loans payable, less current portion	4,718,754	5,000,143
Total liabilities	13,577,512	12,514,054

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
44,500,000 shares authorized; 25,840,362 and 25,813,895
shares issued and outstanding	258,404	258,139
Additional paid-in capital	230,527,126	230,321,324
Accumulated other comprehensive income	1,005,340	808,518
Accumulated deficit	(198,534,895)	(197,928,855)
Total stockholders’ equity	33,255,975	33,459,126
Total liabilities and stockholders’ equity	$46,833,487	$45,973,180

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue, net	$9,599,912	$8,548,507	$17,151,842	$17,098,228
Cost of sales	5,670,632	5,007,364	10,831,744	10,513,912
Gross margin	3,929,280	3,541,143	6,320,098	6,584,316
Operating expenses:
Selling, general and administrative	2,199,133	2,518,853	4,540,911	4,982,731
New product development	468,646	518,793	897,057	988,776
Amortization of intangibles	283,279	324,351	566,800	653,622
Loss (gain) on disposal of property and equipment	(79,224)	(15,500)	(129,224)	43,257
Total operating expenses	2,871,834	3,346,497	5,875,544	6,668,386
Operating income (loss)	1,057,446	194,646	444,554	(84,070)
Other income (expense):
Interest expense, net	(89,257)	(153,289)	(187,798)	(298,302)
Other income (expense), net	122,797	(48,484)	(392,609)	(386,606)
Total other income (expense), net	33,540	(201,773)	(580,407)	(684,908)
Income (loss) before income taxes	1,090,986	(7,127)	(135,853)	(768,978)
Income tax provision (benefit)	321,869	(23,403)	470,187	(202,363)
Net income (loss)	$769,117	$16,276	$(606,040)	$(566,615)
Foreign currency translation adjustment	143,056	52,793	196,822	225,840
Comprehensive income (loss)	$912,173	$69,069	$(409,218)	$(340,775)

Earnings (loss) per common share (basic)	$0.03	$0.00	$(0.02)	$(0.02)
Number of shares used in per share calculation (basic)	25,837,903	25,781,941	25,832,337	25,777,330
Earnings (loss) per common share (diluted)	$0.03	$0.00	$(0.02)	$(0.02)
Number of shares used in per share calculation (diluted)	27,361,273	27,397,239	25,832,337	25,777,330

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Changes in Stockholders' Equity
(unaudited)

	Class A			Accumulated
	Common		Additional	Other		Total
	Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2019	25,813,895	$258,139	$230,321,324	$808,518	$(197,928,855)	$33,459,126
Issuance of common stock for:
Employee Stock Purchase Plan	13,370	134	12,033	—	—	12,167
Exercise of RSUs, net	4,394	44	(44)	—	—	—
Stock-based compensation on stock options & RSUs	—	—	98,459	—	—	98,459
Foreign currency translation adjustment	—	—	—	53,766	—	53,766
Net loss	—	—	—	—	(1,375,157)	(1,375,157)
Balances at September 30, 2019	25,831,659	$258,317	$230,431,772	$862,284	$(199,304,012)	$32,248,361
Issuance of common stock for:
Exercise of RSUs, net	8,703	87	(87)	—	—	—
Stock-based compensation on stock options & RSUs	—	—	95,441	—	—	95,441
Foreign currency translation adjustment	—	—	—	143,056	—	143,056
Net income	—	—	—	—	769,117	769,117
Balances at December 31, 2019	25,840,362	$258,404	$230,527,126	$1,005,340	$(198,534,895)	$33,255,975

Balances at June 30, 2018	25,764,544	$257,645	$229,874,823	$473,508	$(195,248,532)	$35,357,444
Issuance of common stock for:
Employee Stock Purchase Plan	9,061	91	20,750	—	—	20,841
Stock-based compensation on stock options & RSUs	—	—	93,910	—	—	93,910
Foreign currency translation adjustment	—	—	—	173,047	—	173,047
Net loss	—	—	—	—	(582,891)	(582,891)
Balances at September 30, 2018	25,773,605	$257,736	$229,989,483	$646,555	$(195,831,423)	$35,062,351
Issuance of common stock for:
Exercise of Stock Options & RSUs, net	15,667	157	4,104	—	—	4,261
Stock-based compensation on stock options & RSUs	—	—	103,905	—	—	103,905
Foreign currency translation adjustment	—	—	—	52,793	—	52,793
Net income	—	—	—	—	16,276	16,276
Balances at December 31, 2018	25,789,272	$257,893	$230,097,492	$699,348	$(195,815,147)	$35,239,586

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended
	December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(606,040)	(566,615)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,760,220	1,683,676
Interest from amortization of debt costs	9,286	11,962
(Gain) loss on disposal of property and equipment	(129,224)	43,257
Stock-based compensation on stock options & RSUs, net	178,389	197,815
Provision for doubtful accounts receivable	9,147	1,469
Change in operating lease liabilities	(64,090)	(27,096)
Inventory write-offs to reserve	—	2,114
Deferred tax benefit	—	(406,000)
Changes in operating assets and liabilities:
Trade accounts receivable	(1,199,691)	(849,007)
Other receivables	353,695	(22,858)
Inventories	142,198	(594,141)
Prepaid expenses and other assets	338,034	214,960
Accounts payable and accrued liabilities	146,547	(87,707)
Net cash provided by (used in) operating activities	938,471	(398,171)

Cash flows from investing activities
Purchase of property and equipment	(1,153,227)	(1,180,184)
Proceeds from sale of equipment	179,573	110,500
Net cash used in investing activities	(973,654)	(1,069,684)

Cash flows from financing activities
Proceeds from exercise of stock options	—	4,261
Proceeds from sale of common stock from Employee Stock Purchase Plan	12,167	20,841
Payments on loan payable	(290,675)	(729,399)
Repayment of finance lease obligations	(210,225)	—
Payments on capital lease obligations	—	(167,626)
Net cash used in financing activities	(488,733)	(871,923)
Effect of exchange rate on cash and cash equivalents and restricted cash	196,822	472,547
Change in cash and cash equivalents and restricted cash	(327,094)	(1,867,231)
Cash and cash equivalents and restricted cash, beginning of period	4,604,701	6,508,620
Cash and cash equivalents and restricted cash, end of period	$4,277,607	$4,641,389

Supplemental disclosure of cash flow information:
Interest paid in cash	$182,241	$267,065
Income taxes paid	$249,777	$247,664
Supplemental disclosure of non-cash investing & financing activities:
Purchase of equipment through capital lease arrangements	—	$411,750

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.
Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

	(unaudited)
	Quarter Ended:		Six Months Ended:
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net income (loss)	$769,117	$16,276	$(606,040)	$(566,615)
Depreciation and amortization	868,148	821,530	1,760,220	1,683,676
Income tax provision (benefit)	321,869	(23,403)	470,187	(202,363)
Interest expense	89,257	153,289	187,798	298,302
EBITDA	$2,048,931	$967,692	$1,812,165	$1,213,000
% of revenue	21%	11%	11%	7%